Exhibit 99.2

DOCGO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of DocGo’s financial condition and results of operations should be read in conjunction with its consolidated statements, the accompanying notes, and other financial information included elsewhere in this current report on Form 8-K filing. This discussion contains forward-looking statements that involve risks and uncertainties, such as DocGo’s plans, estimates, and beliefs. Actual results could differ materially from those forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed under the sections entitled “Risk Factors” and “Forward-Looking Statements; Market, Ranking and Other Industry Data” included in the proxy statement/consent solicitation/prospectus filed with the SEC on October 14, 2021 (the “Prospectus”).

All references to “DocGo,” “we,” “us,” “our” or the “Company” in this Management’s Discussion and Analysis of DocGo’s Financial Condition and Results of Operations section refer to Ambulnz, Inc. and its consolidated subsidiaries.

Overview

DocGo, which was originally formed in 2015, is a healthcare transportation and mobile services company that uses proprietary dispatch and communication technology to provide quality healthcare transportation and mobile services in-person medical treatment directly to patients in the comfort of their homes, workplaces and other non-traditional locations, in major metropolitan cities in the United States and the United Kingdom.

The Company derives revenue primarily from its two operating segments: Transportation Services and Mobile Health services.

●	Transportation Services: The services offered by this segment encompass both emergency response and non-emergency transport services. Non-emergency transport services include ambulance transports and wheelchair transports. Net revenue from Transportation Services is derived from the transportation of patients based on billings to third party payors and healthcare facilities.

●	Mobile Health Services: The services offered by this segment include services performed at home and offices, COVID-19 testing, and event services which include on-site healthcare support at sporting events and concerts.

See the section of the Prospectus titled “Description of DocGo’s Business — Our Segments” and Note 10 to the notes to the audited consolidated financial statements of DocGo included in the Prospectus for additional information regarding DocGo’s segments.

Since inception, DocGo has incurred significant operating losses. For the years ended December 31, 2020 and December 31, 2019, the Company’s net loss was $14.8 million and $21.2 million, respectively. For the three months ended September 30, 2021, the Company recorded net income of $0.8 million, compared to a net loss of $2.7 million in the three months ended September 30, 2020. As of September 30, 2021 and December 31, 2020, the Company had an accumulated deficit of $87.1 million and $87.3 million, respectively.

COVID-19

On January 30, 2020, the World Health Organization announced a global health emergency because of COVID-19, a new strain of coronavirus. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The spread of COVID-19 and the related shutdowns and restrictions have had a mixed impact on our business. In the ambulance transportation business, which comprise predominantly non-emergency medical transport, the Company experienced a decline in transportation volumes versus historical levels, as elective surgeries and other non-emergency surgical procedures have been postponed or cancelled. In some of the larger markets, such as New York and California, there have been shortfalls of up to 25%-30% in trip volumes in non-emergency medical transports versus historical levels beginning in mid-March 2020, when COVID-19-related restrictions were first implemented. In addition, the Company experienced lost revenue associated with sporting, concerts and other events, as those events have either been cancelled or have experienced a significantly restricted number of permitted attendees.

There are two areas where the Company experienced positive business impacts from COVID-19. In April and May 2020 the Company participated in an emergency project with Federal Emergency Management Agency in the New York City area. This engagement resulted in incremental transportation revenue that partially offset some of the lost non-emergency transport revenues. In addition, in response to the need for widespread COVID-19 testing and available EMTs and paramedics, the Company expanded its operations to include Rapid Reliable Testing (“RRT”), with the goal to perform COVID-19 tests at nursing homes, municipal sites, businesses, schools and other venues. RRT is part of the Mobile Health business line. Mobile Health generated approximately $30.9 million in revenue in the year ended December 31, 2020, as compared to $1.9 million in 2019, and approximately $67.9 million and $11.7 million in revenue in the three months ended September 30, 2021 and 2020, respectively.

The Company continued to operate with several back-office employees working remotely. To date, the Company has not witnessed any degradation in productivity from these employees, the large majority of whom have now returned to their respective offices, and our operations have proceeded without major interruption. DocGo also utilized several government programs in 2020 related to the pandemic, receiving approximately $1.0 million in payments through the Public Health and Social Services Emergency Fund authorized under the Coronavirus Aid, Relief and Economic Security Act and related legislation as well as various state and local programs, net of amounts that will be repaid to HHS. DocGo also received accelerated Medicare payments of approximately $2.4 million that were required to be repaid beginning in April 2021. Through September 30, 2021, approximately $1.0 million of this advance had been recouped by Medicare.

While it is very difficult to accurately predict the future direction of the effects of the COVID-19 pandemic, and the related impact on medical transportation levels, the revenue from the Transportation Services segment during the first nine months of 2021 exceeded the prior year’s first nine months by approximately 38%. Since the beginning of 2021, trip volumes in most of our markets have started to return to more normal historical levels. The Company generated, during the first nine months of 2021, COVID-19 testing revenue, including its Mobile Health services segment, above the levels projected. In a broader, strategic sense, the consumer focus on Mobile Health services and the formation of RRT, and its emergence as a significant contributor to overall revenues have accelerated the diversification in the Company’s business by more rapid expansion of the Mobile Health segment.

The Company’s current business plan assumes gradual recovery of transportation levels to historical levels, plus an increased demand for mobile health services, a demand that was accelerated by the pandemic, but which is also being driven by longer-term secular factors. However, given the unpredictable, unprecedented, and fluid nature of the pandemic and its economic consequences, we are unable to predict the duration and extent to which the pandemic and its related positive and negative impacts will affect our business, financial condition, and results of operations in future periods.

Factors Affecting Our Results of Operations

Our operating results and financial performance are influenced by a variety of factors, including, among others, obtaining operating licenses, acquisitions, conditions in the healthcare transportation and mobile health services markets and economic conditions generally, availability of healthcare professionals, changes in the cost of labor, and production schedules of our suppliers. Some of the more important factors are briefly discussed below. Future revenue growth and improvement in operating results will be largely contingent on DocGo’s ability to penetrate new markets and further penetrate existing markets, which is subject to a number of uncertainties, many of which are beyond DocGo’s control. The COVID-19 pandemic has also significantly impacted DocGo’s business, as discussed above.

Operating Licenses

DocGo has historically pursued a strategy to apply for ambulance operating licenses in the states, counties and cities, identified for future new market entry. The approval of a new operating license may take an extended period of time. DocGo reduces this risk through its acquisition strategy by identifying businesses and/or underlying licenses in these new markets that may be for sale.

Acquisitions

Historically DocGo pursued an acquisition strategy to obtain ambulance operating licenses from small operators. Future acquisitions may also include larger companies that may help drive revenue, profitability, cash flow and stockholder value. During the 12 months ended December 31, 2020, DocGo completed one acquisition, for a purchase price of $0.8 million, which contributed approximately $0.1 million to 2020 revenues. During the 12 months ended December 31, 2019, DocGo completed four acquisitions, for an aggregate purchase price of approximately $1.1 million. These acquisitions contributed a combined total of approximately $0.4 million to 2019 revenues. There were no acquisitions completed during either the nine months ended September 30, 2021 or the nine months ended September 30, 2020.

Healthcare services market

The transportation services market is highly dependent on patients requiring transportation after surgeries and other medical procedures and treatments. During the pandemic, DocGo experienced a decrease in transportation volumes as a result of fewer elective surgeries. However, the Company was able to reallocate assets to locations where demand increased as a result of the pandemic.

Overall economic conditions in the markets we operate

Economic changes both nationally and locally in our markets impact our financial performance. Unfavorable changes in demographics, health care coverage of transportation and mobile health services, interest rates, ambulance manufacturing, a weakening of the national economy or of any regional or local economy in which we operate and other factors beyond our control could adversely affect our business.

Trip Volumes and Average Trip Price

A “trip” is defined as an instance where the Company completes the transport of a patient to a specific destination, for which we are able to charge a fee. This metric does not include instances where a trip is ordered and subsequently either canceled (by the customer) or declined (by the Company). As trip volume represents the most basic unit of transportation service provided by the Company, it is the best measure of the level of demand for the Company’s Transportation Services, and is used by management to monitor and manage the scale of the business.

The average trip price is calculated by dividing the aggregate revenue from completed transports (“trips”) by the total number of transports, and is an important indicator of the effective rate at which the Company is being compensated for its provision of Transportation Services.

Revenues generated from programs under which DocGo is paid a fixed rate for the use of a fully staffed and equipped ambulance do not factor in the trip counts or average trip prices mentioned above.

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Trip Volume	40,925	33,211	123,607	98,194
Avg Price	$357	$344	$358	$374

Our ability to control expenses

We pay close attention to managing our working capital and operating expenses. Some of our most significant operating expenses are labor costs, medical supplies and vehicle-related costs, such as fuel, maintenance, repair and insurance. Insurance costs include premiums paid for coverage as well as reserves for estimated losses within the Company’s insurance policy deductibles. We employ our proprietary technology to drive improvements in productivity per transport. We regularly analyze our workforce productivity to achieve the optimum, cost-efficient labor mix for our locations.

Investing in R&D and enhancing our customer experience

Our performance is dependent on the investments we make in research and development, including our ability to attract and retain highly skilled research and development personnel. We must continually develop and introduce innovative new software services, integrate with third-party products and services, mobile applications and other new offerings. If we fail to innovate and enhance our brand and our products, our market position and revenue will likely be adversely affected.

Regulatory Environment

DocGo is subject to federal, state and local regulations including healthcare and emergency medical services laws and regulations and tax laws and regulations. The Company’s current business plan assumes no material change in these laws and regulations. In the event any such change occurs, compliance with new laws and regulations might significantly affect its operations and cost of doing business.

Components of Results of Operations

Our business consists of two reportable segments — Transportation services and Mobile Health services. The Company evaluates the performance of both segments based primarily on results of its operations. Accordingly, other income and expenses not included in results from operations are only included in the discussion of consolidated results of operations.

Revenue

The Company’s revenue consists of services provided by its ambulance Transportation segment and its Mobile Health segment.

Cost of Revenues

Cost of revenues consists primarily of revenue generating wages paid to employees, vehicle insurance, maintenance, and fuel related to Transportation Services, and laboratory fees, facility rent, medical supplies and subcontractors. We expect cost of revenue to continue to rise in proportion to the expected increase in revenue.

Operating expenses

General and administrative expenses

General and administrative expense consists primarily of salaries, bad debt expense, insurance expense, consultant fees, and professional fees for accounting services. We expect our general and administrative expense to increase as we scale up headcount with the growth of our business, and as a result of operating as a public company, including compliance with SEC rules and regulations, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Depreciation and Amortization

DocGo depreciates its assets using the straight-line method over the estimated useful lives of the respective assets. Amortization of intangibles consists of amortization of definite-lived intangible assets over their respective useful lives.

Legal and Regulatory

Legal and regulatory expenses include legal fees, consulting fees related to healthcare compliance, claims processing fees and legal settlements.

Technology and development

Technology and development expense, net of capitalization, consists primarily of cost incurred in the design and development of DocGo’s proprietary technology, third-party software and technologies. We expect technology and development expense to increase in future periods to support our growth, including continuing to invest in the optimization, accuracy and reliability of our platform and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.

Sales, advertising and marketing

Our sales and marketing expenses consist of costs directly associated with our sales and marketing activities, which primarily include sales commissions, marketing programs, trade shows, and promotional materials. We expect that our sales and marketing expenses will increase over time as we increase our marketing activities, grow our domestic and international operations, and continue to build brand awareness.

Interest Expense

Interest expense consists primarily of interest on our outstanding borrowings under our outstanding notes payable and financing obligations.

Results of Operations

Comparison of the Quarters Ended September 30, 2021 and 2020

	For the 3 Months ended September 30,		Change	Change
$ in Millions	2020	2021	$	%
Revenues, net	$85.8	$26.9	$58.9	219%
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	$60.0	$18.3	$41.7	228%

Operating expenses:
General and administrative	$19.6	$8.7	$10.9	125%
Depreciation and amortization	$2.0	$1.4	$0.6	47%
Legal and regulatory	$0.8	$0.7	$0.1	24%
Technology and development	$0.9	$0.3	$0.6	176%
Sales, advertising and marketing	$1.0	$0.1	$0.9	424%
Total expenses	$84.3	$29.5	$54.8	186%
Income (loss) from operations	$1.5	$(2.6)	$4.1	N/A %

Other expenses
Interest income (expense), net	$(0.2)	$(0.1)	$(0.1)	247%
Gain from PPP loan forgiveness	$0.1	$0.0	$0.1	N/A %
(Gain) loss on disposal of fixed assets	$(0.0)	$0.0	$0.0	0%
Other income	—	—	—
Total other expense	$(0.1)	$(0.1)	$(0.0)	22%
Net income (loss) before income tax	$1.4	$(2.7)	$4.1	N/A %

Income tax (expense) benefit	$(0.6)	$(0.0)	$(0.6)	17086%
Net income (loss)	$0.8	$(2.7)	$3.5	N/A %
Net income/(loss) attributable to Non-controlling interests	$(2.7)	$(0.3)	$2.4	426%
Net income (loss) attributable to the shareholders of DocGo	$3.5	$(2.4)	$5.9	N/A %

Revenue

Consolidated

For the three months ended September 30, 2021, total revenues were $85.8 million, an increase of $58.9 million, or 219%, from the total revenues recorded in the three months ended September 30, 2020.

Transportation Services

For the three months ended September 30, 2021, Transportation Services revenue totalled $17.9 million and increased by $2.7 million or 18%, as compared with the three months ended September 30, 2020. This increase was due to a 23% increase in transportation trip volumes, from 33,211 trips for the three months ended September 30, 2020 to 40,925 trips for the three months ended September 30, 2021. The increase in trip volumes is due to a combination of growth in markets originally entered in 2019 and entry into new markets in 2020. Our average trip price increased from $344 in the three months ended September 30, 2020, to $357 in the three months ended September 30, 2021. Transportation Services revenues were also driven higher in the 2021 period by an increase in revenues generated from programs under which DocGo is paid a fixed rate for the use of a fully staffed and equipped ambulance. These services do not factor in the trip counts or average trip prices mentioned above.

Mobile Health

For the three months ended September 30, 2021, Mobile Health revenue totalled $67.9 million, an increase of $56.2 million, as compared with the three months ended September 30, 2020. This significant increase was mainly due to the establishment of this business in 2019 and the significant expansion of the services offered by this segment in 2020, particularly with respect to COVID-19 related testing (which began in May 2020) and other healthcare services revenues included in the Mobile Health segment. These revenues have continued to increase throughout 2021 to date, reflecting the expansion and extension of existing customer contracts, as well as the establishment of new Mobile Health customer programs.

Cost of Revenue

For the three months ended September 30, 2021, total cost of revenue (exclusive of depreciation and amortization) increased by 228%, as compared to the three months ended September 30, 2020, while revenue increased by approximately 219%. Cost of revenue as a percentage of revenue increased to 69.9% in the third quarter of 2021 from 68.0% in the third quarter of 2020.

In absolute dollar terms, cost of revenue in the three months ended September 30, 2021 increased by $41.7 million from the levels of the three months ended September 30, 2020. This was primarily attributable to a $13.4 million increase in total compensation, reflecting higher headcount for both the Transportation Services and Mobile Health segments; a $20.8 million increase in subcontracted labor, driven mostly by the Mobile Health segment, where revenue increases outpaced the Company’s ability to service such revenue solely with internal resources; a $2.1 million increase in lab fees related to COVID-19 testing activity, which was launched in May 2020, and has grown significantly; a $3.9 million increase in medical supplies, due to the purchase of COVID-19 test kits and the need for increased personal protective equipment (PPE) and related supplies, and the increased cost thereof as a result of increased demand during the pandemic; a $1.3 million increase in vehicle costs, driven by a continued increase in the Company’s vehicle fleet and higher fuel costs; and a $0.3 increase in facilities and other expenses, due to the overall growth of the business.

For the Transportation Services segment, cost of revenues (exclusive of depreciation and amortization) in the three months ended September 30, 2021 amounted to $16.6 million, up $6.3 million, or 61%, from the three months ended September 30, 2020. Cost of revenues as a percentage of revenues increased to 92.9% from 67.6%, reflecting higher wages for some hourly employees, increased overtime for field employees and increased fuel costs, as described above.

For the Mobile Health segment, cost of revenues (exclusive of depreciation and amortization) in the three months ended September 30, 2021 amounted to $43.4 million, compared to $8.0 million in the three months ended September 30, 2020. Cost of revenues as a percentage of revenues decreased to 63.8% from 68.0%, reflecting a higher proportion of more expensive, subcontracted labor in the current year period, as the Company needed to increasingly rely on external resources to service the rapidly growing revenue in this segment.

Operating expenses

For the three months ended September 30, 2021, the Company recorded $24.3 million of operating expenses compared to $11.2 million for the three months ended September 30, 2020. As a percentage of revenue, operating expenses declined from 41.7% in the third quarter of 2020 to 28.3% in the third quarter of 2021, due primarily to the significant increase in overall revenues described above, coupled with the semi-fixed cost nature of the corporate infrastructure. The increase of $13.1 million related primarily to an $8.9 million increase in payroll due to investments in and expansion of corporate infrastructure to support the revenue growth; a $0.8 million increase in sales and marketing cost, driven by higher sales commission and increased marketing activity relating primarily to the expansion of the Mobile Health segment; a $0.1 million increase in liability insurance expense, reflecting a reserve for estimated losses under the Company’s insurance policy deductibles (at September 30, 2021, this reserve amounted to approximately $0.9 million, as the Company initiated this reserve during the first quarter of 2021); a $0.9 million increase in travel and entertainment expenses, reflecting both the growth and geographic dispersion of the overall employee base, as well as increased business development related activities for both the Transportation Services and Mobile Health segments; a $0.6 million increase in depreciation and amortization due to an increase in assets to support revenue growth and capitalized software amortization; a $0.2 million increase in rent and utilities expense and a $0.6 million increase in office expenses, both owing to the Company’s ongoing geographic expansion; a $0.6 million increase in computer IT infrastructure, driven by the Company’s business and headcount expansion; and a $0.5 million increase in bad debt expense, in connection with the growth of revenues from the prior year period.

For the Transportation Services segment, operating expenses in the three months ended September 30, 2021 were $12.8 million, up $2.8 million, or 28%, from the three months ended September 30, 2020. Operating expenses as a percentage of revenues increased to 71.1% from 65.3% in the prior year period, despite the increase in Transportation Services revenues, reflecting ongoing investments in corporate infrastructure. The increased operating expenses, in dollar terms, in the third quarter of 2021 primarily reflected higher costs for payroll, travel and entertainment, professional fees and depreciation, as described above.

For the Mobile Health segment, operating expenses in the three months ended September 30, 2021 were $11.7 million, compared to operating expenses of $1.3 million in the three months ended September 30, 2020. Operating expenses as a percentage of revenues increased to 17.2% from 10.9% in the prior year period, reflecting expenditures made in line with the launch of COVID-19 testing in May 2020 and COVID-19 vaccination in December 2020, as well as the buildout of the Mobile Health management infrastructure throughout 2021, in accordance with the expanded scope and scale of that segment. The increased operating expenses, in dollar terms, in the third quarter of 2021 were primarily driven by higher costs for payroll, subcontracted labor costs, travel and entertainment, marketing and computer IT infrastructure, as described above.

Interest income (expense, net)

For the three months ended September 30, 2021, the Company recorded $0.3 million of net interest expense compared to $0.1 million of interest expense in the three months ended September 30, 2020. The increase in net interest expense primarily reflects an increase in payments made for leased vehicles, as the Company’s fleet expanded.

Other income

During the three months ended September 30, 2021, the Company recorded a gain of $142,667 gain from the forgiveness of a PPP loan made to one of the Company’s subsidiaries. No gain or loss was recorded in relation to the disposition of any loan in the prior year period.

Income tax (expense)/benefit

During the three months ended September 30, 2021, the Company recorded income tax expense of $604,608, compared to an income tax expense of $3,518 in the three months ended September 30, 2020. The increase in income tax expense resulted from state income taxes in jurisdictions the Company entered during the past year.

Noncontrolling Interest

For the three months ended September 30, 2021, the Company had a net loss attributable to noncontrolling interest of approximately $2.7 million, compared to a net loss attributable to noncontrolling interest of $0.3 million for the three months ended September 30, 2020. The increased net loss related primarily continued investment in new markets entered into during 2020.

Comparison of the Nine Months Ended September 30, 2021 and 2020

	For the 9 Months ended September 30,		Change	Change
$ in Millions	2020	2021	$	%
Revenues, net	$197.4	$62.9	$134.5	214%
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	$137.1	$42.0	$95.1	226%

Operating expenses:
General and administrative	$47.3	$24.1	$23.2	96%
Depreciation and amortization	$5.5	$4.1	$1.4	36%
Legal and regulatory	$2.6	$2.0	$0.6	33%
Technology and development	$2.0	$0.6	$1.4	220%
Sales, advertising and marketing	$3.0	$0.4	$2.6	616%
Total expenses	$197.5	$73.2	$124.3	170%
Income (loss) from operations	$(0.1)	$(10.3)	$10.1	99%

Other expenses
Interest income (expense), net	$(0.5)	$(0.1)	$(0.4)	570%
Gain from PPP loan forgiveness	$0.1	$0.0	$0.1	N/A
(Gain) loss on disposal of fixed assets	$(0.0)	$0.0	$0.0	0%
Other income	—	—	—
Total other expense	$(0.4)	$(0.1)	$(0.3)	361%
Net income (loss) before income tax	$(0.5)	$(10.4)	$9.9	(95)%

Income tax (expense) benefit	$(0.6)	$(0.0)	$(0.6)	17340%
Net loss	$(1.1)	$(10.4)	$9.3	(93)%
Net income (loss) attributable to Non-controlling interests	$(1.3)	$(0.5)	$(0.8)	137%
Net income (loss) attributable to the shareholders of DocGo	$0.2	$(9.9)	$10.1	N/A %

Revenue

Consolidated

For the nine months ended September 30, 2021, total revenues were $197.4 million, an increase of $134.5 million, or 214%, from the total revenues recorded in the nine months ended September 30, 2020.

Transportation Services

For the nine months ended September 30, 2021, Transportation Services revenue totalled $65.7 million and increased by $18.1 million, or 38%, as compared with the nine months ended September 30, 2020. This increase was due to a 26% increase in transportation trip volumes, from 98,194 trips for the nine months ended September 30, 2020 to 123,607 trips for the nine months ended September 30, 2021. The increase in trip volumes is due to a combination of growth in markets originally entered in 2019 and entry into new markets in 2020. Our average trip price declined from $374 in the nine months ended September 30, 2020, to $358 in the nine months ended September 30, 2021. The decline in the average trip price in the 2021 period reflects a shift in mix toward lower-priced transports. Transportation Services revenues were also driven higher in the first nine months of 2021 by an 175% increase in revenues generated from programs under which DocGo is paid a fixed rate for the use of a fully staffed and equipped ambulance, driven by new customer acquisition. These services do not factor in the trip counts or average trip prices mentioned above. This was partially offset by the absence of FEMA transport revenues in the current year period. FEMA revenues amounted to approximately $4.5 million in the second quarter and first nine months of 2020.

Mobile Health

For the nine months ended September 30, 2021, Mobile Health revenue totalled $131.8 million, an increase of $116.5 million, as compared with the nine months ended September 30, 2020. This significant increase was mainly due to the expansion of the services offered by this segment in 2020, particularly with respect to COVID-19 related testing (which began in May 2020) and vaccination and other healthcare services revenues included in the Mobile Health segment. This expansion has continued throughout 2021 as the Company has increased its customer base and geographic reach, while extending several large customer contracts.

Cost of Revenue

For the nine months ended September 30, 2021, total cost of revenue (exclusive of depreciation and amortization) increased by 227%, as compared to the three months ended September 30, 2020, while revenue increased by approximately 214%. Cost of revenue as a percentage of revenue increased to 69.4% in the first nine months of 2021 from 66.7% in the first nine months of 2020.

In absolute dollar terms, cost of revenue in the nine months ended September 30, 2021 increased by $95.1 million from the levels of the nine months ended September 30, 2020. This was primarily attributable to a $28.3 million increase in total compensation, reflecting higher headcount for both the Transportation Services and Mobile Health segments; a $37.2 million increase in subcontracted labor, driven mostly by the Mobile Health segment, where revenue increases outpaced the Company’s ability to service such revenue solely with internal resources; a $14.4 million increase in lab fees related to COVID-19 testing activity, which was launched toward the middle of the prior-year period; a $10.2 million increase in medical supplies, due to the purchase of COVID-19 test kits and the need for increased personal protective equipment (PPE) and related supplies, and the increased cost thereof as a result of increased demand during the pandemic; and a $3.3 million increase in vehicle costs, driven by a continued increase in the Company’s vehicle fleet and higher fuel costs; and $0.6 increase in facilities and other costs of sales, relating to the Company’s increased scale and geographic presence. Finally, the prior year period included a $1.1 million offset to cost of revenues, relating to relief funds which were received by the Company to help defray the added costs of responding to the COVID-19 pandemic.

For the Transportation Services segment, cost of revenues (exclusive of depreciation and amortization) in the nine months ended September 30, 2021 amounted to $48.3 million, up $17.1 million, or 55%, from the nine months ended September 30, 2021. Cost of revenues as a percentage of revenues increased to 73.7% from 65.8%, reflecting increased overtime for field employees and increased fuel costs, as described above.

For the Mobile Health segment, cost of revenues (exclusive of depreciation and amortization) in the nine months ended September 30, 2021 amounted to $88.7 million, compared to $10.6 million in the nine months ended September 30, 2020. Cost of revenues as a percentage of revenues decreased, to 67.3% from 69.6%, despite lower average per-test lab fees and the inclusion of higher-margin, hourly-based programs in the 2021 period, reflecting the increased use of higher cost subcontracted labor, as described above.

Operating expenses

For the nine months ended September 30, 2021, the Company recorded $60.3 million of operating expenses compared to $31.2 million for the nine months ended September 30, 2020. As a percentage of revenue, operating expenses declined from 49.6% in the first nine months of 2020 to 30.5% in the first nine months of 2021, due primarily to the significant increase in overall revenues described above, coupled with the semi-fixed nature cost of the corporate infrastructure. The increase of $29.1 million related primarily to a $15.9 million increase in payroll due to investments in and expansion of corporate infrastructure to support the revenue growth; a $1.3 million increase in subcontracted labor costs, due to the growth of the Mobile Health segment, which outpaced the Company’s ability to hire enough internal personnel to service these revenues; a $2.4 million increase in sales and marketing cost, driven by higher sales commissions and increased marketing activity arising from the expansion of the Mobile Health segment; a $0.6 million increase in liability insurance expense, reflecting a reserve for estimated losses under the Company’s insurance policy deductibles (at September 30, 2021, this reserve amounted to approximately $0.9 million, as the Company initiated this reserve during the first quarter of 2021); a $2.3 million increase in travel and entertainment expenses, reflecting both the growth of the overall employee base, as well as increased business development related activities for both the Transportation Services and Mobile Health segments; a $1.4 million increase in depreciation and amortization due to an increase in assets to support revenue growth and capitalized software amortization; a $1.9 million increase in legal, accounting and other professional fees related to increased revenue and related contract generation and financing and capital-raising activities; a $0.4 million increase in rent and utilities expense and a $1.2 million increase in office expenses, both owing to the Company’s ongoing geographic expansion; a $1.2 million increase in computer IT infrastructure, driven by the Company’s business and headcount expansion; and a $0.6 million increase in bad debt expense, in line with the increase in overall revenues during the period.

For the Transportation Services segment, operating expenses in the nine months ended September 30, 2021 were $32.7 million, up $3.1 million, or 10.4%, from the nine months ended September 30, 2020. Operating expenses as a percentage of revenues declined to 49.8% from 62.3% in the prior year period, reflecting the increase in Transportation Services revenues, compared to the semi-fixed cost nature of the corporate infrastructure. The increased operating expenses, in dollar terms, in the first nine months of 2021 primarily reflected higher costs for payroll, travel and entertainment, professional fees and depreciation, as described above.

For the Mobile Health segment, operating expenses in the nine months ended September 30, 2021 were $27.8 million, compared to operating expenses of $1.6 million in the nine months ended September 30, 2020. Operating expenses as a percentage of revenues increased to 21.1% from 10.4% in the prior year period, reflecting expenditures made in relation to the launch of COVID-19 testing in May 2020, and COVID-19 vaccination in December 2020, as well as the buildout of the Mobile Health management infrastructure throughout 2021. The increased operating expenses, in dollar terms, in the first nine months of 2021 were primarily driven by higher costs for payroll, subcontracted labor costs, travel and entertainment, marketing and computer IT infrastructure, and facilities costs, as described above.

Interest income (expense, net)

For the nine months ended September 30, 2021, the Company recorded $0.5 million of net interest expense compared to $0.1 million of interest expense in the nine months ended September 30, 2020. The increase in net interest expense in the current period reflects an increase in payments made for leased vehicles, as the Company’s fleet expanded.

Other income

During the nine months ended September 30, 2021, the Company recorded a $0.1 million gain from the forgiveness of a PPP loan made to one of the Company’s subsidiaries. No gain or loss was recorded in relation to the disposition of any loan in the prior year period.

Income tax (expense)/benefit

During the nine months ended September 30, 2021, the Company recorded income tax expense of $613,531, compared to an income tax expense of $3,518 in the nine months ended September 30, 2020. The increase in income tax expense resulted from state income taxes in jurisdictions the Company entered during the past year.

Noncontrolling Interest

For the nine months ended September 30, 2021, the Company had a net loss attributable to noncontrolling interest of approximately $1.3 million, compared to a net loss attributable to noncontrolling interest of $0.5 million for the nine months ended September 30, 2020. The increased loss reflects ongoing investments made into new markets that were entered into during 2020.

Liquidity and Capital Resources

Since inception, DocGo completed 3 equity financing transactions as its principal source of liquidity, with minimal debt incurred. Generally, the Company utilized equity raised to finance operations during its development phase, investments in assets, ambulance operating licenses and funding accounts receivable. The Company has also funded these activities through operating cashflows and, in 2020, utilized several pandemic-related government programs, including the CARES ACT. See “ — COVID-19” above. Future capital requirements depend on many factors, including potential acquisitions, our level of investment in technology, and rate of growth in existing and into new markets. The cost of ongoing technology development is another factor that is considered. Capital requirements might also be affected by factors which the Company cannot control, such as interest rates, and other monetary and fiscal policy changes to the manner in which the Company currently operates. Additionally, as the impact of the COVID-19 on the economy and operations evolves, the Company will continuously assess its liquidity needs. If the Company’s growth rate is higher than is currently anticipated, resulting in greater-than-anticipated capital requirements, the Company might need or choose to raise additional capital through debt or equity financings.

DocGo anticipates that existing balances of cash and cash equivalents, future expected cash flows generated from our operations and an available line of credit will be sufficient to satisfy operating requirements for at least the next twelve months.

Capital Resources

Comparison as of September 30, 2021 and December 31, 2020

$ in Millions	As of September 30 2021	As of December 31, 2020	Change	Change
Working capital
Current Assets	$96.7	$58.4	$38.3	66%
Current Liabilities	66.9	23.5	$43.4	185%
Total working capital	$29.8	$34.9	$(5.1)	(15)%

As of September 30, 2021, available cash totaled $39.6 million, which represented an increase of $7.2 million compared to December 31, 2020, as the Company received $8.0 million in funds under the terms of a revolving bank loan which was entered into in May 2021 and generated positive operating cash flow during the year-to-date 2021 period. As of September 30, 2021, working capital amounted to $29.8 million, which represents a decrease of $5.1 million compared to December 31, 2020, as increased accounts receivable from revenue growth and prepaid expenses were partially offset by increases in current liabilities resulting from extended payment terms from vendors and delayed payroll-related FICA/Medicare payments, which amounted to $1.8 million as of September 30, 2021. In addition, as of September 30, 2021, the Company had $8.0 million in current liabilities relating to the outstanding balance of the line of credit mentioned above.

Cash Flows

Nine months ended September 30, 2021 and 2020

	For the 9 Months ended September 30,
$ in Millions	2021	2020	Change	Change
Cash Flow Summary
Net cash provided by/(used in) operating activities	$6.9	$(7.9)	14.8	N/A	%
Net cash used in investing activities	(4.4)	(4.5)	(0.2)	(4)%
Net cash provided by financing activities	6.0	(0.2)	6.2	N/A	%
Effect of exchange rate changes	0.2	0.2	(0.0)	(0)%
Net (decrease) increase in cash	$8.7	$(12.6)	21.3	N/A	%

Operating activities

During the nine months ended September 30, 2021, operating activities provided $6.9 million of cash, as a net loss of $1.2 million was outweighed by non-cash charges of $8.9 million, including $2.2 million of bad debt expense primarily related to a provision for potential uncollectible accounts receivable, $4.1 million resulting from the depreciation of property and equipment and right-of-use assets, $1.4 million from amortization of intangible assets, and $1.2 million of stock compensation expense. Changes in assets and liabilities resulted in approximately $0.8 million in negative operating cash flow and were primarily driven by a $28.8 million increase in accounts receivable arising from the growth of the business and the inclusion of larger Mobile Health customers with extended credit terms, a $6.3 million increase in prepaid expenses and other current assets, partially offset by a $34.3 million increase in accounts payable and accrued expenses due primarily to the extension of credit and timing of payments, as DocGo attempted to align the timing of payments to vendors with the timing of payments received from customers, where possible, in an attempt to manage cash balances.

During the nine months ended September 30, 2020, operating activities used $7.9 million of cash, primarily resulting from a net loss of $10.4 million, partially offset by non-cash charges of $6.2 million including $1.6 million of bad debt expense primarily related to a provision for potential uncollectible accounts receivable, $3.0 million resulting from the depreciation of property and equipment and right-of-use assets, $1.1 million from amortization of intangible assets, and $0.5 million of stock compensation expense. Changes in assets and liabilities resulted in approximately $3.4 million in negative operating cash flow and were primarily driven by a $9.3 million increase in accounts receivable, a $0.3 million increase in prepaid expenses and other current assets, which were partially offset by a $5.9 million increase in combined accounts payable and accrued expenses.

Investing activities

During the nine months ended September 30, 2021, investing activities used $4.4 million of cash, primarily consisting of the acquisition of intangibles and the acquisition of property and equipment to support the ongoing growth of the business.

During the nine months ended September 30, 2020, investing activities used $4.6 million, primarily consisting of the acquisition of intangibles and the acquisition of property and equipment to support growth of new transportation markets.

Financing activities

During the nine months ended September 30, 2021, financing activities provided $6.0 million of cash, due to proceeds from a revolving bank loan which was entered into in May 2021, and which had $8.0 million outstanding as of September 30, 2021, and some noncontrolling interest contributions, partially offset by $1.8 million in repayments made on finance leases.

During the nine months ended September 30, 2020, financing activities used $0.2 million of cash, as noncontrolling interest contributions were outweighed by repayments made on notes payable and finance leases.

Future minimum annual maturities of notes payable at September 30, 2021 are as follows:

Notes Payable
2021, remaining	$0.6
2022	$0.4
2023	$0.3
2024	$0.1
2025	$0.1
2026 and thereafter	$0.0
Total maturities	$1.5
Current portion of notes payable	$0.9
Long-term portion of notes payable	$0.6

Future lease payments included in lease liabilities as of September 30, 2021, and for the following five fiscal years and thereafter were as follows:

Operating Leases
2021, remaining	$0.5
2022	$1.6
2023	$1.2
2024	$0.8
2025	$0.8
2026 and thereafter	$0.4
Total future minimum lease payments	5.3
Less effects of discounting	$(0.5)
Present value of future minimum lease payments	$4.8